Exhibit 10.7

On-campus project number : 106B1860

The Ministry of Science and Technology subsidizes the development-
oriented industry-university cooperation program

“Cryogenic static glass phosphors in advanced lasers
Research and development of car lighting sources (1/3)”
Research project subsidy contract

Project Executing Agency: National Chung Hsing University

Project host: 鄭木海

Planning partner: Taiwan Color Optics, Inc.

“Research and development of low-temperature static glass phosphors in advanced laser automotive lighting sources (1/3)” Research project grant contract

Parties to the contract:

National Chung Hsing University	(hereinafter referred to as Party A)
Professor Zheng Muhai	(hereinafter referred to as Party B)
Taiwan Color Optics, Inc.	(hereinafter referred to as Party C )

It is hereby agreed by the parties to the contract that the Ministry of Science and Technology’s industry-university cooperation project “low-temperature quiet glass phosphors in the research and development of advanced laser light sources (1/3)” (project number: MOST106-2622-E-005-018- CC2) ( the following simplified plan ) is implemented by Party A, and the project implementation period is from November 1, 2017 to October 31, 2018, and the required funds are jointly funded and subsidized by the Ministry of Science and Technology and Party C. The Ministry of Science and Technology will subsidize NT$2,713,000 (62.90% of the total cost), and Party C will subsidize NT$1,600,000 ( 37.10% of the total cost, including the amount of 690,000 yuan for sending personnel to participate in the plan ). The total funding is NT$4,313,000.

Article 1.	The total subsidy amount from the Ministry of Science and Technology for this project is NT$ 2,713,000. The detailed items of the subsidy shall be based on the funding list approved by the Ministry of Science and Technology (Annex 1).

The research content of this project shall be subject to the research plan reviewed and approved by the Ministry of Science and Technology.

Article 2.	The total amount of capital contributed by Party C in this project totals NT $ 1,600,000 ( including the amount of NT$690,000 for dispatching personnel to participate in the project to offset the capital contribution ratio ). The content of the capital contribution subsidy and the payment date are as shown in Appendix 2. This The subsidy funds will be used based on the projects listed in the approved list in Annex 1.

Article 3.	Party C shall pay the amount of its contribution to Party A on time in a demand note as shown in Appendix 2. Any tax that is required to be withheld by Party C and reported to the tax collection authority shall be handled in accordance with the provisions of the current tax laws. After being reviewed and approved by the Ministry of Science and Technology, Party C may send personnel to participate in the implementation of this plan and offset the capital contribution ( as shown in the detailed list of cooperative enterprises in Appendix 3 ), but the offset amount of the personnel shall not exceed the total capital contribution. 60%.

If during the implementation period of this plan, Party C sends personnel to participate in the implementation of this plan or the total amount offset by the personnel dispatched in cooperation does not reach the annual cooperative dispatch personnel expenses shown in Appendix 3, Party C shall immediately and unconditionally If Party C fails to make up the aforementioned amount, Party A may terminate this contract without notice.

Article 4.	The use of the amount withdrawn by Party C must comply with the relevant regulations of the Ministry of Science and Technology. Within the approved total amount, changes in funds and the handling of settlement reports must be handled in accordance with Party A’s accounting regulations and the relevant regulations of the Ministry of Science and Technology.

Article 5.	Party C shall sign an advance technology transfer authorization contract with Party A when signing this contract, and pay an advance technology transfer authorization fee of no less than 15% of the total project cost to Party A.

Article 6.	During the implementation period of this plan, if Party C quits or other companies join in, Party A shall, within one month of the occurrence of the event, report the relevant rights and intellectual property rights or Relevant matters to be observed in the use of technology shall be agreed in writing and notified to the Ministry of Science and Technology.

If Party C terminates the contract within the implementation period of this plan, Party C shall not claim any rights and interests in the research and development results related to this plan, and the subsidy funds that have been allocated and the relevant authorization fees paid will not be refunded. The same applies to Party C who withdraws midway.

Article 7.	When Party C needs to understand the implementation of this plan, Party B should assist, explain in detail, and provide reference materials.

Three months after the completion of this project, Party B shall submit a final report on the research results of this project to Party C.

Article 8.	Researchers dispatched by Party C to serve as collaborative researchers for this project shall not receive research hosting fees from the Ministry of Science and Technology. Party C’s dispatched personnel shall handle labor insurance, labor retirement fund and national health insurance in accordance with the provisions of the Labor Insurance Ordinance, the National Health Insurance Act and the Labor Standards Act, as well as the wages, accommodation, meals, insurance and other necessary personnel expenses for such personnel., shall be borne by Party C. Party C shall provide withholding vouchers for all dispatched personnel of Party A within ten days after the end of each year during the implementation period of this plan.

Dispatched by Party C shall be subject to joint study under the supervision of Party A and Party B.

If Party B believes that the dispatched personnel are not qualified for the work of this project, Party B may request Party C to replace the dispatched personnel. Party C’s replacement of dispatched personnel shall be subject to Party B’s consent.

During the execution of this plan, Party B shall fulfill its responsibilities for maintaining experimental and hygienic safety. If there is any violation, Party A and Party B shall be held responsible according to their respective responsibilities. Party C shall be responsible for any damage to life, health, or property caused by the personnel dispatched by Party C due to the execution of this plan. However, Party B shall be responsible for any damage caused by the fault of Party B’s command.

During the implementation period of this plan, Party B shall compile the work records of the dispatched personnel every year for future reference, so as to prove that the dispatched personnel actually participated in the relevant research during the implementation period of this plan.

Article 9.	Unless otherwise agreed, all non-consumable equipment such as books and instruments purchased in accordance with this contract shall be owned by Party A. However, Party C may borrow from Party A when needed, but Party C shall abide by the relevant regulations of Party A when using the equipment.

Article 10.	Party A and Party B shall abide by the relevant laws and regulations, and do their best to be a good manager. The duty of care shall not use the subsidy funds for purposes other than the approved purpose.

Party A shall verify the expenditure certificates of the project subsidy funds. If Party B finds that Party B has not spent according to the subsidy purpose, or falsely reported, falsely reported, etc., it shall not write it off and instruct Party B to make improvements within a time limit.

Article 11.	The patent application rights and proprietary rights, technical knowledge, copyright property rights or other derivative intellectual property rights of the research results produced during the implementation of this plan belong to the part of the Ministry of Science and Technology’s subsidy, in accordance with the Basic Law of Science and Technology and the government’s scientific and technological research and development. The attribution and use of the results and the relevant laws and regulations stipulate that, except for those identified by the Ministry of Science and Technology as the owner of the Ministry of Science and Technology, all of them belong to Party A; the part invested by Party C belongs to Party C ; that is, the research results produced by this project are in accordance with The proportion of capital contribution is shared by both parties A and C.

Matters related to the authorization of research results in the preceding paragraph shall be handled in accordance with the provisions of Article 20 of the “Operational Points for Industry-University Cooperation Research Programs Subsidized by the Ministry of Science and Technology”.

The custody and implementation of relevant intellectual property rights are handled in accordance with the provisions of “Key Points of Revenue and Expenditure Management of National Chung Hsing University’s Educational Cooperation Income” and “Regulations on the Management and Utilization of Research and Development Results of National Chung Hsing University.”

Party C and the personnel dispatched by Party C shall have the obligation and responsibility to keep the research results completely confidential before the previous research results are made public, and shall take reasonable confidentiality measures. They shall not disclose or deliver them arbitrarily without the written consent of Party A and Party B. Any third party outside this plan. In case of violation of the confidentiality obligation, Party C shall be jointly and severally responsible for the personnel of the two parties who violated the confidentiality obligation.

Article 12.	Without the written consent of Party A and Party B, Party C shall not expressly or imply that Party C or Party C ’s products have any connection with the Ministry of Science and Technology, Party A or Party B. The so-called express or implied includes but is not limited to products or Public marketing, promotion or advertising of goods or services, etc. If Party C violates the provisions of this article, it shall compensate Party A for punitive liquidated damages of NT$1,000,000 and bear related liability for damages. Party A may terminate this contract without reminder.

Article 13.	When Party C fails to allocate subsidy funds on time, or fails to perform one of the terms of this contract, Party A may terminate this contract if Party A fails to perform or improve within a time limit of 15 days. The subsidy fund allocated by Party C and the relevant authorization money paid by Party C will not be returned for the contract and the prior technology transfer authorization agreement. If the rights and interests of Party A and Party B are damaged due to Party C’s breach of contract, Party C shall be liable for damages and shall not claim any rights to the research results of this project.

If this project is terminated due to force majeure or because the Ministry of Science and Technology stops subsidy, the unspent funds shall be returned to the Ministry of Science and Technology and Party C respectively in proportion to the capital contribution of the Ministry of Science and Technology and Party C. The unfinished results shall belong to Party A and Party C. The party still enjoys the rights and interests stipulated in the prior technology transfer authorization contract for this part of the results.

Article 14.	The appendix of this contract has the same effect as this contract, but if there is any conflict between the two, this contract shall prevail.

Article 15.	If there is a dispute in this contract, if it cannot be resolved by agreement within 20 days after the dispute arises, it may be submitted to arbitration at the Taichung Office of the Arbitration Association of the Republic of China with the consent of Party A. The arbitration rules of the Arbitration Association of the Republic of China shall be used to resolve the matter; when a lawsuit is involved, the three parties agree that the Taiwan Taichung District Court shall be the jurisdictional court of the first instance, and the relevant laws of the Republic of China shall be the governing law.

Article 16.	This contract can be amended and updated in writing with the consent of the three parties, and the written signed by the three parties should be attached to this contract as a part of this contract to replace the original clauses that have been modified and updated.

Any clause or part of this contract is invalidated by a court, it will not affect the validity of other clauses, but this does not apply if the remaining clauses have no meaning.

Article 17.	Notices or requests related to this contract shall be delivered in writing to the following places and persons (hereinafter referred to as “contact persons” ). Once delivered to the contact person, it shall be deemed to have been served on the party concerned :

Party A’s contact person’s name : 王瓊玉
Job Title : Administrative Clerk
E-mail:irenew@nchu.edu.tw
Tel : 04-22840205#701
Address: No. 145, Xingda Road, South District, Taichung City 402

Party B’s contact person’s name: 鄭木海
Title: Professor
E-mail: whcheng@mail.nsysu.edu.tw
Tel: 04-22851549#713
Address: No. 145, Xingda Road, South District, Taichung City 402

contact person of Party C : 張世欣
Title: Manager E-mail: mark.shchang@tcotek.com
Tel : 04-25673281#106
Address: No. 4th Floor, No. 32, Keya Road, Daya District, Taichung City 428

When the contact person or contact information of the third party is changed, the other two parties shall be notified in writing and the updated content shall be informed.

Article 18.	This contract is in triplicate, each of Party A, Party B and Party C holds one copy as evidence.

Contractor

Party A : National Chung Hsing University
Representative: Principal 薛富盛
Address: No. 145, Xingda Road, South District, Taichung City 402

Party B: 鄭木海
Department and title: Institute of Optoelectronics/Professor
Contact number : 04-22851549#713
Address: No. 145, Xingda Road, South District, Haozhong City, 402

Party C : Taiwan Color Optics, Inc.
Representative: 徐秀貞
Address: 4th Floor, No. 32, Keya Road, Daya District, Zhongshi City, 428
Company uniform number: 25052644

November 27, 2017